Consultant Agreement

This afreement is effecdtive 21.May.2002

        -BETWEEN-

Advanced ID Corporation and having the place of business at Suite
204,619 - 11 Ave. SE Calgary, Alberta Canada T2G 0Y8 (hereinafter called "the Company")

        AND

Hubert Meier Consultancy Co. and having the place of business at 2/B, 4 Silver Star Path, Silver Strand, Clear Water Bay, Sai Kung, Kowloon (hereinafter called "the Consultant")

        WITNESSETH

WHEREAS Company desires to have the Consultant provide consulting services performed mainly in Thailand and China and other places outside of Hong Kong.

AND WHEREAS the Consultant is in a position to provide such services.

1.   Term of Consulting Services

The company agrees to hire the Consultant to provide consulting services for a period of 3 years effective at the date of this
agreement.   After that period the consulting agreement will continue
til either party terminates the contract according to the termination clause.

2(i)   Scope of Consulting Services

The consultant agrees to provide consulting services to the Company with respect to its business outside of Hong Kong based on the scope of
work requested by the Company.   The scope of work has to be specified
in written form and agreed from both parties. (See appendix)

2(ii)  Non exclusive Consulting Service

The services of the Consultant to the Company hereunder are not to be
deemed exclusive.   The Consultant is free to consult with others.

3.   Consultant Fee

The consultancy fee is USD 175 per hour.   Travel and other expenses
will be additional compensated by the Company on a cost basis.   Travel
has to be authorized in advance by the Company.   The Consultant will
invoice his fee and expenses to Advanced ID on a monthly basis.

4.   Purchase of Stock

The Consultant has the right but not the obligation to buy up to
320,000 shares from Advanced ID Corporation at a price at USD 0.10 per
share.   This right to buy the shares in part or in full will expire
30.06.2004.

5.   Member of the Board

The Consultant will be appointed as Member of the Board of Advanced ID

6.   Termination

The contract can be terminated with a six months notice after 1.Nov.2005

7.   Independent Contractor

In performing the services hereunder, Consultant is acting as an Independent Contractor.

The relationship of the Company and the Consultant established by this Agreement is that of an independent service contractor, and nothing contained in this Agreement shall be construed

(a) to give either party the power to direct and control the day-to-day activities of the other
(b) to constitute the parties as partners, joint venture, principal and agent, employer and employee, co-owner.
c to allow the Consultant to create or assume any obligation on behalf of the Company for any purpose whatsoever.

8.   Governing Law

The validity, interpretation and performance of this agreement shall be controlled by and construed under the law of Canada.

/s/Barry Bennett                          /s/Hubert Meier
----------------------                    --------------------
Barry Bennett                             Hubert Meier
Advanced ID Corporation                   Hubert Meier Consultancy Co.
21.May.2002                               21.May.2002




                           Appendix

Scope of work:

 - Arrange testing of the Tag and Reader as provided by Alien
Technology in terms of functionality and reliability

 - Arrange testing Tags and Readers from other sources such as Matrix, Philips, Sokymat sourced by Advanced ID

 - Assess ands select Assembly companies for reader production.
Provide details and cost associated with production of 1000, 5000, 10000 readers

 - Assess and select Assembly companies for encapsulation of tags
including final test.   Provide details and cost.

- Coordinate bonding of Antennae with Rafsec and Alien